                                                                       EXHIBIT 2
                            ASSET PURCHASE AGREEMENT

                         DATED AS OF NOVEMBER 22, 1997

                                 BY AND BETWEEN

                            CREATIVE TECHNOLOGY LTD.

                                      AND

                                   OPTI INC.

                               TABLE OF CONTENTS

                                                                            PAGE

Article I. - Definitions.....................................................  1
        1.1.   Defined Terms.................................................  1
        1.2.   Other Defined Terms...........................................  5
Article II. - Purchase and Sale of Assets....................................  6
        2.1.   Transfer of Assets............................................  6
        2.2    Issuance of Warrants..........................................  6
        2.3.   Purchase Price................................................  7
        2.4.   Certain Chip Inventories and Related Assets and Liabilities...  7
Article III. - Closing.......................................................  7
        3.1.   Closing.......................................................  7
        3.2.   Deliveries at Closing.........................................  7
Article IV. - Representations and Warranties of Seller.......................  8
        4.1.   Organization..................................................  8
        4.2.   Authorization.................................................  9
        4.3    Capitalization................................................  9
        4.4.   Brokers.......................................................  9
        4.5.   Assumed Contracts.............................................  9
        4.6.   Litigation, Proceedings and Applicable Law....................  9
        4.7.   No Conflict or Violation...................................... 10
        4.8.   Securities Laws; Consents and Approvals....................... 10
        4.9.   Intellectual Property......................................... 10
        4.10   Financial Information......................................... 12
        4.11.  Absence of Certain Changes.................................... 12
        4.12.  Assets Generally.............................................. 12
        4.13.  Major and Assumed Contracts................................... 13
        4.14.  Warranties and Indemnities.................................... 14
        4.15.  Inventories................................................... 14
        4.16.  Licenses and Permits.......................................... 15
        4.17.  Employees..................................................... 15
        4.18.  Employee Benefit and Compensation Plans....................... 16
        4.19.  Taxes......................................................... 17
        4.20.  Compliance with Law........................................... 17
        4.21.  Products...................................................... 17
        4.22.  Product Liability............................................. 17
        4.23.  Defaults...................................................... 17
        4.24.  No Fraudulent Conveyance...................................... 18
        4.25.  Insurance..................................................... 18
        4.26.  PCI Chip...................................................... 18
Article V. - Representations and Warranties of Buyer......................... 18
        5.1.   Organization of Buyer......................................... 18

        5.2.   Authorization................................................. 18
        5.3.   Brokers....................................................... 19
        5.4.   Litigation, Proceedings and Applicable Law.................... 19
        5.5.   No Conflict or Violation...................................... 19
        5.6.   Consents and Approvals........................................ 19
Article VI. - Certain Covenants.............................................. 19
        6.1.   Covenants of Both Parties..................................... 19
        6.2.   Seller's Covenants............................................ 20
        6.3.   Employment Matters............................................ 21
        6.4.   Update of Disclosure Schedules................................ 23
        6.5.   Noncompetition................................................ 23
        6.6    Payment of Equipment Leases................................... 24
Article VII. - Conditions to Seller's Obligations............................ 24
        7.1.   Representations, Warranties and Covenants..................... 24
        7.2.   No Governmental Proceedings or Litigation..................... 24
        7.3.   Certificates.................................................. 24
        7.4.   Corporate Documents........................................... 24
        7.5.   Opinion of Counsel............................................ 24
        7.6.   Ancillary Agreements.......................................... 25
Article VIII. - Conditions to Buyer's Obligations............................ 25
        8.1.   Representations, Warranties and Covenants..................... 25
        8.2.   Consents...................................................... 25
        8.3.   No Governmental Proceedings or Litigation..................... 25
        8.4.   Certificates.................................................. 25
        8.5.   Corporate Documents........................................... 25
        8.6.   No Material Adverse Change.................................... 25
        8.7.   Opinion of Counsel............................................ 26
        8.8.   Ancillary Agreements.......................................... 26
Article IX. - Actions by Parties After the Closing........................... 26
        9.1.   Books and Records............................................. 26
        9.2.   [ * ]......................................................... 26
        9.3.   Indemnification............................................... 26
        9.4.   Dispute Resolution Procedures................................. 29
        9.5.   Supply of Backend Services by Seller.......................... 30
Article X. - Miscellaneous................................................... 30
       10.1.   Termination................................................... 30
       10.2.   Assignment.................................................... 31
       10.3.   Notices....................................................... 31
       10.4.   Choice of Law................................................. 32
       10.5.   Entire Agreement; Amendments and Waivers...................... 32
       10.6.   Multiple Counterparts......................................... 33
       10.7.   Expenses...................................................... 33

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       10.8.   Invalidity.................................................... 33
       10.9.   Titles........................................................ 33
       10.10.  Publicity..................................................... 33
       10.11.  Confidential Information...................................... 34

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into
                                          ---------
as of November 22, 1997, by and between OPTi Inc., a California corporation

("Seller") and Creative Technology Ltd., a corporation organized under the laws
--------
of Singapore ("Buyer").
               -----

                                    RECITALS
                                    --------

     1. A portion of Seller's business relates to audio chip design, manufacture, sale and distribution (the "Business").
                                         --------

     2. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets and assume certain liabilities related to the Business, pursuant to the terms and subject to the conditions set forth herein.

                                   AGREEMENT
                                   ---------

     In consideration of the above Recitals and the representations, warranties and covenants contained herein, the adequacy of which is hereby acknowledged, Seller and Buyer mutually agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS
                                  -----------

     1.1.  DEFINED TERMS.  As used herein, the terms below shall have the
           -------------
following meanings:

          "Action" shall mean any action, claim, suit, arbitration, inquiry,
           ------
subpoena, discovery request, proceeding or investigation, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal related to, arising out of, or resulting from Seller's (i) operation of the Business, (ii) use of the Assets, (iii) actions pursuant to the Assumed Contracts or (iv) obligations under the Assumed Liabilities.

          "Affiliate" shall mean, with respect to any Person, any other Person
           ---------
directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, "control" shall mean
                                                             -------
the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

          "Ancillary Agreements" shall mean the Warrant and the Intellectual
           --------------------
Property License Agreement.

          "Assets" shall mean all of the right, title, and interest that Seller
           ------
possesses in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal (other than the Excluded Assets) that comprise or are necessary for the operation of the Business,

[*]  =  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED TO THE OMITTED PORTIONS.

including, without limitation, the Contract Rights, Recovery Rights, the Personal Property, the Intangibles, the Books and Records, the Intellectual Property (subject to the Intellectual Property License Agreement) and, to the extent transferable, the Permits.

          "Assumed Contracts" shall mean those Contracts which relate primarily
           -----------------
or exclusively to the Business or the Assets and for which Buyer shall be responsible after the Effective Time, and any amendment to or modification of an Assumed Contract. The Assumed Contracts are listed on Schedule 1.1(a) to this
                                                       ---------------
Agreement.

          "Assumed Liabilities" shall mean (i) those liabilities incurred by the
           -------------------
Business following the Effective Time and (ii) the liabilities listed on

Schedule 1.1(b); provided, however, that the term Assumed Liabilities shall not
---------------
include any liabilities incurred by the Business prior to the Effective Time other than liabilities of Seller arising out of the Assumed Contracts (to the extent such liabilities do not arise from Seller's breach of or default under such Assumed Contracts), including, without limitation, liabilities for infringement of intellectual property rights prior to the Effective Time, liabilities for violations of federal and state laws, liabilities for taxes and employee-related liabilities.

          "Backend Services" shall mean Seller's backend services relating to
           ----------------
the Business, which include (i) foundry and technology services, namely design and layout services, CAD engineering, product engineering which includes yield enhancement, reliability and quality assurance, foundry engineering for process technology and assembly engineering for product packaging and (ii) operations, including test engineering, material handling, production control, purchasing and MIS services.

          "Books and Records" shall mean all material records (or complete
           -----------------
copies thereof), including computerized books and records, owned by Seller that relate primarily or exclusively to the Assets or the Business following the Closing, including engineering information, sales and promotional literature, manuals and data, lists of customers and suppliers, employment records of Employees who accept employment with Buyer and all such books and records relating to the purchase of materials, supplies and services for the Business, and any files relating to any Action in respect of any Assumed Contract or Assumed Liability, but specifically excluding corporate minute and stock books and excluding the foregoing books and records relating to the Excluded Liabilities.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the rules and regulations thereunder.

          "Contract Rights" shall mean all rights that Seller possesses under
           ---------------
sales orders in process, utility and lease deposits, prepaid items and expenses and rights under Assumed Contracts.

          "Contracts" shall mean any and all contracts, agreements,
           ---------
arrangements, leases, mortgages, bonds, notes and other instruments and obligations, whether or not in writing.

          "Damages" shall mean any and all costs, losses, damages, liabilities,
           -------
demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees incident thereto, incurred in connection with any Claim, and any and all amounts paid in settlement of any Claim.

          "Excluded Assets" shall mean the assets listed on Schedule 1.1(c)
           ---------------                                  ---------------
which will not be transferred or conveyed to Buyer hereunder, but instead will be retained by Seller.

          "Excluded Liabilities" shall mean all of the debts, contracts,
           --------------------
agreements, commitments, obligations and other liabilities of Seller or the Business, other than the Assumed Liabilities, of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent.

          "Exercise All Rights" shall mean to exercise or practice any and all
           -------------------
rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including, without limitation, the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, relating to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.

          "Finished Goods" shall mean each of the products listed on Schedule
           --------------                                            --------
1.1(d) to the extent that each is in commercially salable form as of the
------
Closing.

          "GAAP" shall mean United States generally accepted accounting
           ----
principles, as in effect from time to time, and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the facts and circumstances on the date of determination.

          "Intangibles" shall mean all goodwill associated with the Business or
           -----------
the Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

          "Intellectual Property" shall mean all copyrights, copyright
           ---------------------
registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, mask works, tradenames, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property that comprises or is necessary to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries, including, without limitation, the items listed in Schedules 1.1(e) and Schedule 4.9(b) attached hereto, together with
          ----------------     ---------------
all associated goodwill; all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business; any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Assets; and any computer software program and associated licenses used in connection with the Business.

          "Intellectual Property License Agreement" shall mean the Intellectual
           ---------------------------------------
Property License Agreement in substantially the form attached as Exhibit B to
                                                                 ---------
this Agreement.

          "Inventory" shall mean all raw materials, work-in-process, Finished
           ---------
Goods, supplies and other inventories of the Business.

          "Knowledge" shall mean a party's actual knowledge.
           ---------

          "Legal Requirements" shall mean any and all applicable (i) federal,
           ------------------
state and local laws, ordinances and regulations and (ii) judgments, orders, writs, injunctions and decrees.

          "Outside Date" shall mean November 30, 1997.
           ------------

          "Permits" shall mean all permits, authorizations, consents and
           -------
approvals of any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign) affecting or materially relating to the Business, including, without limitation, the items listed on Schedule 1.1(f).
                                                   ---------------

          "Person" shall mean any person or entity, whether an individual,
           ------
trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

          "Personal Property" shall mean all tangible personal property and
           -----------------
leases of, and other interests in tangible personal property, that comprises or is necessary to the Business, including, without limitation, the items listed on

Schedule 1.1(g).
---------------

          "PCI Products" shall mean Seller's audio chipset currently under
           ------------
development, as is more fully described on Exhibit C hereto.
                                           ---------

          "Recovery Rights" shall mean all rights, claims, credits, causes of
           ---------------
action or rights of set-off that Seller possesses against third parties relating to the Assets, including, without limitation, unliquidated rights under warranties.

          "Representative" shall mean, with respect to any Person, any officer,
           --------------
director, principal, attorney, employee or other agent of such Person.

          "Taxes" shall mean all taxes, however denominated, including any
           -----
interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business or the Assets or which could become a charge against or lien on the Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

          "Unaudited Financial Statements" shall mean a schedule of assets and
           ------------------------------
their value and a schedule of revenues, gross margin and direct expenses prepared by Seller at and as of October 31, 1997, setting forth the financial condition and results of operations of the Business at and as of such date.

          "Warrant" shall mean the Warrant described in Section 2.2 and in
           -------
substantially the form attached as Exhibit A to this Agreement.
                                   ---------

     1.2.  OTHER DEFINED TERMS.
           -------------------

          (a) The following terms shall have the meanings defined for such terms in the Sections set forth below:

          Term                         Section
          ----                         -----------

          Business                     Recitals
          Claim                        9.5(c)
          Claim Notice                 9.5(c)
          Closing                      3.1
          COBRA                        4.17(b)
          Confidentiality Agreement    4.16(a)
          Distribution Agreement       4.12(b)
          Effective Time               3.1
          Employees                    6.3
          End-User Licenses            4.12(h)
          Indemnified Party            9.5(c)
          Indemnifying Party           9.5(c)
          Material Adverse Effect      4.4
          Non-Disclosure Agreement     10.5
          Notice Date                  9.5(c)

          Purchase Price                 2.3
          Restricted Business            6.5(a)
          Seller Disclosure Schedule     Preamble to Article IV
          Third Party Claim              9.5(c)

          (b) For purposes of this Agreement, (i) "including" shall mean "including, but not limited to," "including, without limitation," and other phrases of similar import and (ii) "hereof;" "herein," and "hereunder," and words of similar import, refer to this Agreement as a whole (including the Exhibits and Schedules to this Agreement) and not to any particular Section or Article hereof.

                                  ARTICLE II.

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     2.1. TRANSFER OF ASSETS.
          ------------------

          (a) Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in Section 2.3 below, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets and to assume, without limitation, all obligations of Seller under or with respect to the Assumed Liabilities.

          (b) To the extent, if any, that Seller owns or has any right or interest in Intellectual Property that cannot be, or for any reason (notwithstanding Section 2.1(a)) is not, assigned to Buyer, Seller agrees to grant to Buyer at the Closing a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, exclusive license to Exercise All Rights in and to such Intellectual Property to the extent that the Seller has a legal right to grant such a license.

          (c) In addition, in anticipation of the possibility, if any, that (notwithstanding Sections 2.1(a) and (b)) Seller or any assignee of Seller may have any right or interest in any Intellectual Property, Seller agrees to grant to Buyer at the Closing a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, non-exclusive license to Exercise All Rights in and to such Intellectual Property to the extent that the Seller has a legal right to grant such a license.

          (d) To the extent, if any, that Buyer purchases or obtains, as a result of this Agreement, any right or interest in trade secrets that are currently used in or may in the future be necessary for the continued operation of the Backend Business, as permitted and contemplated by this Agreement, Buyer agrees to grant to Seller at the Closing a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, non-exclusive license to Exercise All Rights in and to such trade secrets, to the extent that the Buyer has a legal right to grant such a license.

     2.2  ISSUANCE OF WARRANT.  Subject to the terms and conditions hereof, at
          -------------------
the Closing (as is defined in Section 3.1 below), Seller shall issue to the Buyer a warrant to purchase up to

200,000 shares of Common Stock of Seller at an exercise price of $10.00 per share pursuant to the terms and conditions set forth in the Warrant, in the form attached hereto as Exhibit B (the "Warrant"). The shares of Common Stock issuable upon exercise of the Warrant are collectively referred to herein as the "Common Shares".

     2.3. PURCHASE PRICE.  In consideration of the transfer of the Assets and
          --------------
issuance of the Warrant, at the Closing, Buyer shall pay to the order of Seller an amount equal to Fourteen Million Dollars ($14,000,000) (the "Purchase Price")
                                                                --------------
by wire transfer of immediately available funds.

     2.4  CERTAIN CHIP INVENTORIES AND RELATED ASSETS AND LIABILITIES.  Buyer
          -----------------------------------------------------------
shall purchase from Seller [*], as indicated on Schedule 1.1(d), all of
                                                ---------------
Seller's inventory of Seller's "933" chips pursuant to the Buyer's standard form of purchase order in the form attached hereto as part of Schedule
                                                              --------
2.4, shall assume Seller's obligations with respect to the purchase of such
---
chips from TriTech as set forth in the agreements of Seller with TriTech being assumed by Buyer hereunder, and shall assume Seller's existing commitments to customers to supply such chips. Buyer shall further assume Seller's obligations under purchase orders issued by Seller for [*] silicon wafers for Seller's 935 chip, which call for a purchase price of [*] per wafer.

                                  ARTICLE III.

                                    CLOSING
                                    -------

     3.1. CLOSING.  The closing of the transactions contemplated herein (the
          -------
"Closing") shall be held at 10:00 a.m. California time on the business day
--------
following the satisfaction or waiver of the last of the conditions to Closing as set forth in Articles VII and VIII at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, unless the parties hereto otherwise agree to any earlier or subsequent time or date of closing; provided,
                                                                      --------
however, that in no event will the Closing be extended to a date later than the
-------
Outside Date without the parties' mutual written consent, and the transactions contemplated herein shall be effective as of 12:01 a.m. (California time) on the day (whether or not a business day) of the Closing (the "Effective Time").
                                                         --------------
Results of operations of the portion of the Business comprised of the Assets, subject to the Assumed Liabilities, through the accounting period at 11:59 p.m. (California time) on the day prior to the Closing (whether or not a business day) shall be included in the consolidated results of operations of Seller; and, after such time, operations for such portion of the Business shall be conducted and the results thereof shall be for the account of Buyer.

     3.2. DELIVERIES AT CLOSING.  At the Closing the following items shall be
          ---------------------
delivered by the parties:

          (a) BY BUYER.  Buyer shall deliver an amount equal to the Purchase
              --------
Price in immediately available funds as provided in Section 2.3 and the following shall be delivered to Seller:

              (i) the certificates described in Section 7.3;

              (ii) an executed counterpart of an agreement whereby Seller shall assign its rights under the Assumed Contracts to Buyer and Buyer shall assume Seller's obligations under such Assumed Contracts, in customary form reasonably acceptable to Buyer and Seller;

              (iii) an executed counterpart of the Intellectual Property License Agreement;

              (iv)   the opinion of counsel to Buyer described in Section 7.5;
and

              (v) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          (b) BY SELLER.  The following shall be delivered to Buyer:
              ---------

              (i) one or more Bills of Sale, in customary form and reasonably acceptable to Buyer and Seller, sufficient to convey the Assets to Buyer;

              (ii)   the certificates described in Section 8.4;

              (iii) an executed counterpart of the Assignment and Assumption Agreement;

              (iv)   an executed Warrant;

              (v) an executed counterpart of the Intellectual Property License Agreement;

              (vi)   the opinion of counsel to Seller described in Section 8.7;
and

              (vii) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements.

The Books and Records shall be deemed delivered by Seller at the Closing.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     Except as described with reasonable particularity in the Seller Disclosure Schedule (which shall cross-reference to the particular section below to which such description applies) delivered by Seller to Buyer prior to the execution of this Agreement, as such Seller Disclosure Schedule may be updated and/or amended pursuant to Section 6.4 hereof (the "Seller Disclosure Schedule"), Seller
                                     --------------------------
represents and warrants to Buyer that:

     4.1.  ORGANIZATION.  Seller is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of the State of California and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, affect the Business in a materially adverse manner.

     4.2.  AUTHORIZATION.  Seller has all necessary corporate power and
           -------------
authority and has taken all corporate action necessary to enter into this Agreement and each Ancillary Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought. The Common Shares issuable upon exercise of the Warrant have been duly reserved for issuance and, upon issuance in accordance with the terms of the Warrant, will be validly and duly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that such Warrant and the Common Shares may be subject to restrictions on transfer under applicable state or federal securities laws as set forth herein or otherwise required by such laws at the time a transfer is proposed.

     4.3  CAPITALIZATION.  As of October 31, 1997, the authorized capital
          --------------
stock of the Seller will consist of 50,000,000 shares of Common Stock, of which 13,038,000 are issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which is issued and outstanding. Except for options to purchase Common Stock of the Seller held by employees and consultants of the Seller, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Seller of any shares of its capital stock.

     4.4.  BROKERS.  All negotiations relating to this Agreement and the
           -------
transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against Buyer for any broker's or finder's commission, fee or similar compensation.

     4.5.  ASSUMED CONTRACTS.  Seller has delivered to Buyer complete copies
           -----------------
of the Assumed Contracts. All Assumed Contracts are in full force and effect, and Seller is not in default under any Assumed Contract to which Seller is a party in such manner as could have a change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities or operations of the Business (a "Material Adverse Effect").

     4.6.  LITIGATION, PROCEEDINGS AND APPLICABLE LAW.  There are no Actions,
           ------------------------------------------
suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller's knowledge, threatened (a) against Seller which, if determined adversely against Seller, would have a Material Adverse Effect or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. To the knowledge of Seller, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the Assets or the Business.

     4.7.  NO CONFLICT OR VIOLATION.  Neither the execution and delivery of
           ------------------------
this Agreement or any Ancillary Agreement to which Seller is a party nor the consummation of the transactions contemplated hereby or thereby will result in
(i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (ii) a material breach or termination of, or a material default under, any term or provision of any Assumed Contract or other contract to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such material breach, such termination or such material default, or (iii) a material violation by Seller of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a material violation.

     4.8.  SECURITIES LAWS; CONSENTS AND APPROVALS.  Except as would not have
           ---------------------------------------
a Material Adverse Effect, no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby or thereby, including the issuance of the Warrant and the Common Shares to be issued and sold upon exercise thereof pursuant to the terms of such Warrant, or the consummation of any other transaction contemplated hereby or thereby, except, if required, qualifications or filings under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws which qualifications or filings, if required, will be obtained or made and will be effective within the time periods required by law. The issuance of the Warrant and the Common Shares upon exercise thereof as provided in this Agreement and the Warrant are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been registered or qualified, or will be registered or qualified in a timely manner (or are exempt from registration or qualification) under all applicable state registration or qualification requirements.

     4.9.  INTELLECTUAL PROPERTY.
           ---------------------

          (a) Seller owns, or is licensed or otherwise entitled to exercise, all rights to all Intellectual Property without any conflict or infringement of the intellectual property rights of others. All source code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret. In addition, Seller has taken reasonable steps (including, without limitation, entering into Confidentiality Agreements with all officers and employees of and consultants involved in the Business as conducted by Seller) to maintain the secrecy and confidentiality of and its proprietary rights in, all Intellectual Property.

          (b) Schedule 4.9(b) lists (i) all patents and patent applications and
              ---------------
all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property, and specifies the jurisdictions in which each of the foregoing has been registered, including the respective registration numbers, and/or any application for any such registration has been filed; (ii) other than "shrink-wrap," nonexclusive, transferable end-user licenses entered into in the ordinary course of business, all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property; and (iii) all licenses under which Seller is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses and other agreements identified pursuant to clauses (ii) and (iii) above have been delivered by Seller to Buyer.

          (c) Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule 4.9(b). As a result of the
                                     ---------------
execution and delivery of this Agreement or any Ancillary Agreement to which Seller is a party or the performance of Seller's obligations hereunder or thereunder, neither Seller nor Buyer be in violation in any material respect of any license, sublicense or agreement described in Schedule 4.9(b) or Schedule
                                                  ---------------    --------
4.12.
----

          (d) Seller is the owner or a nonexclusive or exclusive licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests) all non-public domain Intellectual Property and has rights to the use, sale, license or disposal thereof in connection with the services or products in respect of which the Intellectual Property is being used in the Business. Except as expressly set forth in

Schedule 4.9(b), no other Person has any rights with respect to any of the
---------------
Intellectual Property other than Intellectual Property which Seller has licensed from a third party.

          (e) No claims with respect to the Intellectual Property have been asserted to Seller, or, to Seller's knowledge, are threatened by any person, and Seller knows of no claims (i) to the effect that Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

          (f) To the knowledge of Seller, all trademarks, service marks, and other company, product or service identifiers held by Seller are valid and subsisting worldwide.

          (g) To the knowledge of Seller, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including, without limitation, any service provider of Seller. Seller has not been sued or, to Seller's knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise or are necessary to the Business. Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party.

          (h) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by Seller.

          (i) No person has a license to use or the right to acquire a license to use any future version of any Seller product based on the Intellectual Property or any Seller product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product, except that agreements for the support or maintenance of Seller products based on the Intellectual Property entered into in the ordinary course of business may obligate Seller, or may obligate Buyer after the Effective Time, to provide certain improvement(s), enhancement(s), change(s) in functionality or other alteration(s) in the performance of Seller's products. Schedule 4.9(b)
                                                        ---------------
separately identifies each exclusive arrangement between Seller and any third party to use, license, sublicense, sell or distribute any Intellectual Property or any Seller products based on the Intellectual Property.

          (j) Notwithstanding the foregoing, Seller has no liability for indemnification relating to any Intellectual Property issue associated with technology or designed supplied by Tritech. Buyer's exclusive remedy in such cases shall be its rights under its assumption of the Seller's agreements with Tritech.

     4.10.  FINANCIAL INFORMATION.  Seller has delivered to Buyer the
            ---------------------
Unaudited Financial Statements, a copy of which is set forth in the Seller Disclosure Schedule. The Unaudited Financial Statements have been prepared consistently for all periods presented, and revenues presented in the Unaudited Financial Statements have been recognized in accordance with GAAP, consistently applied; provided, however, that the income statement has not been prepared in accordance with GAAP. The Unaudited Financial Statements present fairly the financial condition and operating results of the Business as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance.

     4.11.  ABSENCE OF CERTAIN CHANGES.  Since June 30, 1997, Seller has
            --------------------------
conducted the Business in the ordinary course consistent with past practice and there has not been any material adverse change in the condition (financial or otherwise) of the Business, taken as a whole.

     4.12.  ASSETS GENERALLY.
            ----------------

          (a) The Assets include all properties, tangible and intangible, currently used by Seller in operating the Business.

          (b) Seller holds good and marketable title, license to or leasehold interest in all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Assets free and clear of any encumbrances and there exists no restriction on the use or transfer of the Assets, except as may be assumed hereunder by Buyer as an Assumed Liability. No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

          (c) Except as set forth in Schedule 4.12, none of the Assets that
                                     -------------
constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

          (d) Except as provided in this Agreement, to the knowledge of Seller, no restrictions will exist on Buyer's right to engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any Ancillary Agreement.

     4.13.  MAJOR AND ASSUMED CONTRACTS.  Except as set forth in Schedule
            ---------------------------                          --------
4.13, Seller is not a party to or subject to:
----

          (a) Any employment or consulting contract or other written arrangement with any Employee relating to the Business;

          (b) Any original equipment manufacturer agreement, distribution agreement, volume or quantity purchase agreement or other similar agreement relating to the Business (each a "Distribution Agreement"), or joint marketing,
                                  ----------------------
joint development or joint venture contract or arrangement or any other agreement relating primarily or exclusively to the Business that has involved or is reasonably expected to involve a sharing of profits with other persons or provides for payments of more than $50,000 per annum;

          (c) Any lease for real or personal property used primarily or exclusively in the Business involving payments of more than $50,000 per annum;

          (d) Any instrument evidencing or related in any way to indebtedness for borrowed money which results in an encumbrance on any Asset;

          (e) Any material agreement of product indemnification in connection with the Business;

          (f) Any agreement, contract or commitment relating to capital expenditures by Seller primarily or exclusively for the Business involving payments by Seller of more than $50,000 per annum;

          (g) Any agreement, contract or commitment relating to the license or disposition by Seller of any Assets other than agreements for the sale of Inventory in the normal course of business;

          (h) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of Seller primarily or exclusively in connection with the Business; except warranty obligations entered into in the conduct of the Business in the ordinary course;

          (i) Any sole or limited source supplier agreements (written or oral) primarily or exclusively with respect to the Business; or

          (j) Any existing original equipment manufacturer agreement, distribution agreement, volume purchase agreement, or other similar agreement relating primarily or exclusively to the Business pursuant to which Seller has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or geographic territory.

          To the knowledge of Seller, each Assumed Contract is valid and binding on Seller, (ii) is in full force and effect, and (iii) has not been breached by Seller or, to Seller's knowledge, any other party thereto in any material manner. To Seller's knowledge, no party to any such Contract, agreement or instrument intends to cancel, withdraw, modify or amend such Contract, agreement or arrangement.

     Except as set forth on Schedule 4.13, Seller has not granted any third
                            -------------
party the right to supply any products or services of the Business to any other third party. No agreement for supply of the products or services of the Business by Seller obligates Seller, and no agreement would obligate Buyer after the Effective Time, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which Seller has licensed the use of any products included as an Asset to any third party obligates Seller to provide any change in specification in the performance of such products or to provide new products or services.

     After the Closing, Buyer will not be prevented by any act of Seller from changing prices charged to existing or future customers of any products or services related to the Business, other than pursuant to obligations to fill backlog., if any, transferred to and assumed by Buyer on the Closing Date..

     4.14.  WARRANTIES AND INDEMNITIES.  The Seller Disclosure Schedule
            --------------------------
indicates all warranty and indemnity claims currently pending against Seller relating to the Business.

     4.15.  INVENTORY.  The Inventory consists, and at the Closing will
            ---------
consist, of items of a quality useable or salable in the ordinary and usual course of business. The value at which the Inventory is carried on the unaudited balance sheet included in the Unaudited Financial

Statements reflects an inventory valuation policy that is in accordance with GAAP, consistently applied.

     4.16.  LICENSES AND PERMITS.  Seller holds all Permits and licenses of,
            --------------------
and has made all filings with, or notifications to, all governmental authorities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the Business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of the Business (at their current level of development and use) and certification of the facilities of the Business, except as would not have a Material Adverse Effect. The Business is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by the Business or otherwise related to the Business, and Seller has no knowledge of any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that are invalid or have been or are being suspended, canceled, revoked or questioned, except as would not have a Material Adverse Effect. There is no investigation or inquiry to which Seller is a party or, to Seller's knowledge, pending or threatened, relating to the Business and its compliance with applicable foreign, state or local laws, ordinances, governmental rules or regulations. Each such consent, approval, registration, certification, authorization, permit or license which is transferable shall be transferred to Buyer in accordance with the terms of this Agreement.

     4.17.  EMPLOYEES.
            ---------

          (a) All current employees, officers and directors of Seller who have had access to the Assets or who have worked in the Business are parties to a written agreement (a "Confidentiality Agreement"), under which each such person
                      -------------------------
or entity (i) is or was obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or made or conceives or conceived of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be or was concerned, or relate or related to or are or were connected with the Business, products or projects of Seller, or involve or involved the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. To the knowledge of Seller, none of Seller's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their respective obligation to promote the interests of Seller with regard to the Business or the Assets or that would conflict with the Business or the Assets. Neither the execution nor the delivery of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which the Seller is now obligated. To Seller's knowledge, none of Seller's Employees (as defined in Section 6.3(a) below) intends to refuse to accept employment with Buyer or to terminate employment with Buyer immediately following the Closing. To Seller's knowledge, none of the employees or consultants of Seller who will be a party to any of the Ancillary Agreements plans to breach such Ancillary Agreement. It is currently not necessary for Seller to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To Seller's knowledge, none of Seller's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Assets or the Business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer which has resulted in Seller's access to or use of such proprietary items in the Assets, and Seller will not gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a Material Adverse Effect.

          (b) Except for the Confidentiality Agreements, there are no written or oral contracts of employment between Seller and any Employee.

     4.18.  EMPLOYEE BENEFIT AND COMPENSATION PLANS.
            ---------------------------------------

          (a) Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any current, retired, former or inactive employee of Seller, any of its Affiliates or any predecessor employer, including, but not limited to, liabilities Seller may have to such employees under all employee benefit plans, incentive compensation plans, bonus plans, pension and retirement plans, vacation, sabbatical programs, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified," or to any employee as a result of termination of employment by Seller as contemplated by this Agreement.

          (b) Seller has complied with, and will comply through the Closing with, all applicable notice and continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the
                                                        -----
regulations thereunder.

          (c) Seller, in its conduct of the Business, has complied in all respects, and will comply through the Closing, with all applicable laws respecting employment and employment practices, safety and training, terms and conditions of employment and wage and hour laws, except where the failure of such compliance would not individually or in the aggregate have a Material Adverse Effect.

          (d) Immediately after the Closing, Buyer will have no obligation to maintain or to provide post-retirement health or medical benefits for current, retired, former or inactive employees of Seller under any employee benefit plan or employee agreement.

     4.19.  TAXES.  All Taxes relating to the Assets have been or will be
            -----
paid by Seller for all periods (or portions thereof) prior to and including the Effective Time. Seller and any other Person required to file returns or reports of Taxes relating to the Assets has duly and timely filed (or will file prior to the Effective Time) all returns and reports of Taxes relating to the Assets required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Assets. Seller has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller's knowledge, threatened proceedings with respect to Taxes relating to the Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes relating to the Assets. No agreement or arrangement regarding compensation of any employee providing services to the Business provides for any payments which could result in a nondeductible expense to Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     4.20.  COMPLIANCE WITH LAW.  The operation of the Business has been
            -------------------
conducted in accordance with all applicable laws, regulations and other requirements of governmental entities having jurisdiction over the same, except as would not have a Material Adverse Effect.

     4.21.  PRODUCTS.  Each of the products and services produced, sold or
            --------
provided by Seller in connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations. Each of such products operates in compliance with Seller's specifications for such products, true and complete copies of which have been delivered to Buyer by Seller (other than the PCI Products for which a bug list is attached hereto as Schedule 4.20) and in a substantially error-free manner, subject to ordinary bugs and other defects which do not materially, individually or in the aggregate, affect the ability of Buyer to exploit such products for purposes of operating the Business, and each of such products contains or contained warnings, presented in a reasonably prominent manner, in accordance with applicable laws and industry practice as in effect when sold with respect to its contents and use. Seller makes no representation as to the performance, capability or functionality of the PCI Products.

     4.22.  PRODUCT LIABILITY.  There are no claims, actions, suits,
            -----------------
inquiries, proceedings or investigations pending by or against Seller, or threatened by or against Seller relating to any products of the Business and containing allegations that such products are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.

     4.23.  DEFAULTS.  Seller is not in default under or with respect to any
            --------
judgment, order, writ, injunction or decree of any court or any governmental entity which would have a Material Adverse Effect. There does not exist any default by Seller or, to the knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any Contract entered into by Seller as part of the operations of the Business which would have a Material Adverse Effect, and no notices of breach thereof have been received by Seller.

     4.24.  NO FRAUDULENT CONVEYANCE.  Seller is not now insolvent and will
            ------------------------
not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the Ancillary Agreements to which Seller is a party with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller is a party will not have any such effect. The transactions contemplated by this Agreement or any Ancillary Agreements to which Seller is a party will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Assets after the Closing.

     4.25.  INSURANCE.  The Seller Disclosure Schedule lists all insurance
            ---------
policies and fidelity bonds covering the Assets or relating primarily or exclusively to the Business. There is no claim by Seller relating to the Assets pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

     4.26.  PCI CHIP.  To the best of Seller's knowledge, the current status
            --------
of Seller's PCI chip is set forth in Exhibit E to this Agreement. Except for such current belief, Seller makes no representation as to the performance, capability or functionality of the PCI Products.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     5.1.  ORGANIZATION OF BUYER.  Buyer is a corporation duly organized,
           ---------------------
validly existing and in good standing under the laws of Singapore and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     5.2.  AUTHORIZATION.  Buyer has all necessary corporate power and
           -------------
authority and has taken all corporate action necessary to enter into this Agreement and each Ancillary Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

     5.3.  BROKERS.  All negotiations relating to this Agreement and the
           -------
transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker's or finder's commission, fee or similar compensation.

     5.4.  LITIGATION, PROCEEDINGS AND APPLICABLE LAW.  There are no actions,
           ------------------------------------------
suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Buyer's knowledge, threatened (a) against Buyer which, if determined adversely against Buyer, would materially adversely affect Buyer's ability to operate the Assets or the Business or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or, to Buyer's knowledge, foreign, judicial or administrative authority in any proceeding to which Buyer is or was a party which would materially adversely affect Buyer's ability to operate the Assets.

     5.5.  NO CONFLICT OR VIOLATION.  Neither the execution and delivery of
           ------------------------
this Agreement or any Ancillary Agreement to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will result in
(i) a violation of or a conflict with any provision of the Articles of Association of Buyer or (ii) a violation by Buyer of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a violation.

     5.6.  CONSENTS AND APPROVALS.  Except as contemplated in Section 6.1(d),
           ----------------------
no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby or thereby.

                                  ARTICLE VI.

                               CERTAIN COVENANTS
                               -----------------

     6.1.  COVENANTS OF BOTH PARTIES.  Buyer, on the one hand, and Seller, on
           -------------------------
the other hand, each covenant to the other that:


          (a) NOTICE.  Each party shall give prompt written notice to the other
              ------
party if an event occurs which makes it reasonably likely that a condition to the Closing set forth in Article VII or Article VIII will not be satisfied as of the Closing; provided, however, that the giving of any such notice shall not excuse such party's performance hereunder.

          (b) FURTHER ASSURANCES.  Both before and after the Closing, each party
              ------------------
will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. From and after the Effective Time, Seller will promptly refer all inquiries with respect to the ownership of the Assets to Buyer and execute such documents as Buyer may reasonably request from time to time to evidence transfer of the Assets to Buyer, and Buyer will execute such documents as Seller may reasonably request from time to time to evidence assumption of the Assumed Liabilities.

          (c) ALLOCATION OF PURCHASE PRICE.  The Purchase Price shall be
              ----------------------------
allocated among the Assets as provided in a schedule prepared by Buyer within twenty (20) business days after the Closing Date, submitted to Seller, and approved by Seller, such approval to be not unreasonably withheld (the "Allocation Schedule"). The Allocation Schedule shall be for purposes of complying with the requirements of Section 1060 of the Code and regulations thereunder. Buyer and Seller each agree to prepare and file on a timely basis with the Internal Revenue Service (and applicable state Tax authorities) substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Allocation Schedule (and corresponding state Tax forms). If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other party prompt written notice thereof, and the parties shall cooperate in order to preserve the effectiveness of such allocation.

     6.2.  SELLER'S COVENANTS.  Seller covenants to Buyer that:
           ------------------

          (a) ACCESS BY BUYER.  Seller shall allow Buyer and its
              ---------------
Representatives, at Buyer's own expense, during regular business hours to inspect the Assets and to inspect the Books and Records, including information with respect to current costs, prices, financial information (including inventory, fixed assets and accruals) and promotional and marketing information and such other matters as Buyer may reasonably request. All such information shall be provided to Buyer in such form as such information may presently exist or be readily available.

          (b) SELLER'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING.  During the
              -------------------------------------------------
period from the date of this Agreement until the Closing, Seller will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the Employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having relationships with the Business. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Assets.

          (c) BEST EFFORTS.  Seller shall use its reasonable best efforts (i) to
              ------------
cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Article VIII below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Assumed Contracts to be assigned to Buyer.

          (d) CONSENTS.  As soon as practicable following the date hereof,
              --------
Seller shall commence all reasonable action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties and governmental authorities as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets and the Business.

          (e) COOPERATION AND TRANSITION ASSISTANCE.  Seller shall use its
              -------------------------------------
reasonable best efforts to facilitate the transition of customers, customer support services, and development, marketing and sales functions related to the Business from Seller to Buyer.

          (f) NO-SHOP.  Seller agrees that, during the Exclusive Negotiation
              -------
Period, it shall not, directly or indirectly through any officer, director, Affiliate, agent or Representative of Seller or otherwise, solicit, initiate, entertain or encourage any proposal or offer from any third party relating to any acquisition of the Assets or the Business, the merger or consolidation of Seller with or into any other corporation or corporations, the dissolution of Seller or the acquisition of any equity interests in Seller (each, an "Acquisition"). During the Exclusive Negotiation Period, neither Seller nor any
 -----------
of its directors, officers, Affiliates, agents or Representatives shall (i) solicit, initiate, entertain, encourage or participate in any negotiations or discussions with respect to any Acquisition, (ii) disclose any information not customarily disclosed to any person concerning the Business or the Assets or afford to any person or entity access to the properties, Books and Records of the Business or (iii) cooperate with any person to make any proposal with respect to an Acquisition. In the event that during the Exclusive Negotiation Period Seller shall receive any offer or other indication of interest from any third party relating to any Acquisition, Seller shall promptly notify Buyer in writing, and shall in such notice set forth in reasonable detail the identity of the third party, the terms and conditions of any proposal and any other information requested of it by the third party, and shall keep Buyer informed as to the status thereof.

          (g) TAXES.  Buyer shall be responsible for paying, shall promptly
              -----
discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement. To the extent commercially reasonable, Seller shall cooperate with Buyer to minimize such Taxes.

     6.3.  EMPLOYMENT MATTERS.
           ------------------

          (a) EMPLOYEES.  Seller shall make available to Buyer a list of all
              ---------
employees, consultants and independent contractors of Seller who work in or support the Business and are necessary for Buyer to operate the Business (the

"Business Personnel").  Seller shall use its reasonable efforts to permit the
-------------------
Business Personnel to be available to interview with Buyer concerning prospective employment with Buyer and, at Buyer's option, Buyer shall be permitted to make offers of employment, or a consulting or independent contracting relationship, to such persons at any time and from time to time prior to the Closing, to commence effective as of the Closing. The Business Personnel to whom such offers shall have been made (the "Employees") shall be
                                                         ---------
identified by Buyer on Schedule 6.3(a) hereto (which Schedule may be amended
                       ---------------
from time to time until the Closing by written notice from Buyer to Seller). Buyer may, in Buyer's sole discretion, negotiate a compensation (salary and benefits) package with each Employee. Buyer shall grant options to purchase shares of the capital stock of Buyer to Employees who accept offers of employment with Buyer in such amounts and on such terms as Buyer, in its sole discretion, may determine. Seller shall cooperate with and use its best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the Employees; provided that any existing employment agreement by and between Seller and any Employee who accepts Buyer's offer of employment shall terminate and be of no further force and effect as of the Effective Time, except that Seller shall continue in force Seller's existing health insurance coverage for such Employees through November 30, 1997. All employees of Seller, other than those Employees who accept Buyer's offers of employment, shall, in Seller's sole discretion, remain employees of Seller following the Closing (or Seller shall bear the responsibility for all severance or termination arrangements and/or compensation relating to such persons).

          (b) NO OBLIGATIONS.  Buyer shall not assume any obligations to
              --------------
Seller's Employees nor shall Buyer assume any liabilities of Seller regarding its Employees, including any obligations or liabilities for employee termination by Seller or other restructuring costs of Seller incurred as a result of the transactions contemplated by this Agreement.

          (e) NO THIRD PARTY BENEFICIARY RIGHTS.  Nothing contained in this
              ---------------------------------
Agreement shall confer upon any Employees any right with respect to employment or continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Employees who accept offers of employment with Buyer at any time, with or without cause, subject to the provisions of any employment agreement with Buyer. No provision of this Agreement shall create any third party beneficiary rights in any Employee, or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee by Buyer or under any benefit plan which Buyer may maintain.

          (f) NONSOLICITATION.  During the Exclusive Negotiation Period and for
              ---------------
a period of two years following the Closing, Seller and its officers, directors, employees, agents, Affiliates and Representatives agree that they shall take no action, formal or informal, direct or indirect, to solicit the employment of any Employee who accepts an offer of employment with Buyer or any other employee, consultant or independent contractor of Buyer or to solicit, entice, induce or encourage any Employee or any other employee, consultant or independent contractor of Buyer to terminate his, her or its relationship with Buyer in order to become an employee, consultant or independent contractor of or to a Person other than Buyer. During the Exclusive Negotiation Period and for a period of two years following the Closing, Buyer and its officers, directors, employees, agents, Affiliates and Representatives agree that they shall take no action, formal or informal, direct or indirect, to solicit the employment of any employee, consultant or independent contractor of Seller who is not an Employee who accepts Buyer's offer of employment or to solicit, entice, induce or encourage any employee, consultant or independent contractor of Seller who is not an Employee who accepts Buyer's offer of employment to terminate his, her or its relationship with Buyer in order to become an employee, consultant or independent contractor of or to a Person other than Seller.

          (g) VISA TRANSITION ASSISTANCE.  At the request of Buyer, Seller shall
              --------------------------
continue to employ such of the Employees who have accepted Buyer's offer of employment as may have an H-1 visa status for the shorter of (i) one hundred twenty (120 days) or (ii) the date such Employees shall have had their H-1 visa sponsor transferred to Buyer. Buyer shall reimburse Seller for its out-of-pocket expenses in continuing such employment upon receipt of a bill from Seller in a form reasonably acceptable to Buyer.

     6.4.  UPDATE OF DISCLOSURE SCHEDULES.  At or prior to the Closing, Seller
           ------------------------------
shall deliver to Buyer updated Schedules 1.1(d) - 1.1 (g) and the Seller
                               --------------------------
Disclosure Schedule to reflect changes to the operations or condition of the Business between the date hereof and the Closing. Such updated Schedules shall include an acknowledgment that the Business was operated during such period in accordance with Section 6.2(b).

     6.5.  NONCOMPETITION.
           --------------

          (a) As an inducement to and in consideration for Buyer entering into this Agreement, Seller undertakes that for a minimum of six years following the Closing neither it nor any Affiliate of it will participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the Business or any material part of it (a "Restricted Business").
                                                       -------------------
Buyer and Seller agree, however, that (i) Seller may engage in the business opportunities which do not constitute the PC audio business, (ii) Seller may re-enter the audio business three years following the Closing and (iii) Seller may provide support to all audio products previously shipped by it on or before the Closing Date and any inventories of audio products existing on the Closing Date and sold by it after the Closing Date. Notwithstanding the foregoing, Seller may own, directly or indirectly (i) up to 4.9% of any class of securities traded on a national or foreign securities exchange or listed on the Nasdaq National Market of any entity which engages in the Restricted Business and (ii) in the case of Tripath Technology, up to 15% of any class of its securities without limitation, and a greater percentage provided that Tripath's activities remain no more competitive with the Business than they are on the Closing Date.

          (b) If any particular prohibition or restriction contained in clause
(a) of this Section 6.5 is judged by a court of competent jurisdiction to be unenforceable, but would be judged enforceable by a court of competent jurisdiction if that particular prohibition or restriction was deleted or reduced, then the prohibitions or restrictions contained in clause (a) of this
Section 6.5 shall apply with that particular prohibition or restriction deleted or reduced by the minimum amount necessary.

          (c)  Seller acknowledges that:

               (i) the prohibitions and restrictions contained in clause (a) of this Section 6.5 are reasonable and necessary; and

               (ii) Seller has received valuable consideration for agreeing to the covenants in clause (a) of this Section 6.5.

          (d) Seller and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if Seller violates any of its agreements under this

Section 6.5, that Buyer will be without an adequate legal remedy if Seller violates the provisions of this Section 6.5, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, Seller and Buyer agree that in the event of any violation by Seller of this Section 6.5, Buyer shall be entitled (i) to recover from Seller monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any and all other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

     6.6  PAYMENT OF EQUIPMENT LEASES.  On or prior to the Closing Date,
          ---------------------------
Seller shall purchase all of its equipment currently subject to equipment leases with third parties, to the extent such equipment is to be transferred to Buyer as a part of the Assets and Seller shall deliver clear title to such equipment to Buyer at the Closing.

                                  ARTICLE VII.

                      CONDITIONS TO SELLER'S OBLIGATIONS'
                      ----------------------------------

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of or waiver by Seller, on or prior to the Closing, of each of the following conditions:

     7.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS.  All representations and
           -----------------------------------------
warranties of Buyer contained in this Agreement are and as of the Closing shall be true and correct in all material respects, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

     7.2.  NO GOVERNMENTAL PROCEEDINGS OR LITIGATION.  No suit, action or
           -----------------------------------------
other legal or administrative proceeding by any governmental authority or any other party or entity shall have been instituted and remain unresolved which questions the validity or legality of the transactions contemplated hereby.

     7.3.  CERTIFICATES.  Buyer shall furnish Seller with such certificates of
           ------------
its officers and others to evidence compliance with the foregoing conditions set forth in this Article VII as may be reasonably requested by Seller.

     7.4.  CORPORATE DOCUMENTS.  Seller shall have received from Buyer
           -------------------
resolutions adopted by the board of directors of Buyer approving this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby, certified as true and correct by Buyer's corporate secretary or assistant secretary.

     7.5.  OPINION OF COUNSEL.  Seller shall have received the opinion of
           ------------------
Morrison & Foerster LLP, counsel to Buyer, in a form reasonably satisfactory to Seller.

     7.6.  ANCILLARY AGREEMENTS.  Each of the Ancillary Agreements shall have
           --------------------
been duly and validly executed and delivered by the parties thereto and such agreements shall remain in full force and effect.

                                 ARTICLE VIII.

                       CONDITIONS TO BUYER'S OBLIGATIONS'
                       ---------------------------------

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of or waiver by Buyer, on or prior to the Closing, of each of the following conditions:

     8.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS.  All representations and
           -----------------------------------------
warranties of Seller contained in this Agreement are and as of the Closing shall be true and correct in all material respects, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

     8.2.  CONSENTS.  All consents, waivers, approvals and authorizations of
           --------
or by, and declarations, filings and registrations with, governmental or regulatory authorities and other parties or entities identified on Schedule 8.2
                                                                   ------------
and required in connection with the transfer by Seller of the Assets to Buyer as contemplated hereby, including any and all consents required to transfer the Assumed Contracts to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained or made.

     8.3.  NO GOVERNMENTAL PROCEEDINGS OR LITIGATION.  No suit, action or
           -----------------------------------------
other legal or administrative proceeding by any governmental authority or any other party or entity shall have been instituted and remain unresolved which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially and adversely affect the right or ability of Buyer to own, operate or possess the Assets after the Effective Time. There shall have been no material litigation filed or threatened by a third party which would impair the Buyer's ability to exploit the Intellectual Property in a commercially reasonable manner.

     8.4.  CERTIFICATES.  Seller shall furnish Buyer with such certificates of
           ------------
Sellers' officers and others to evidence compliance with the foregoing conditions set forth in this Article VIII as may be reasonably requested by Buyer.

     8.5.  CORPORATE DOCUMENTS.  Buyer shall have received from Seller
           -------------------
resolutions adopted by the board of directors of Seller and, if necessary, by the shareholders of Seller, approving this Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby, certified as true and correct by Seller's corporate secretary or assistant secretary.

     8.6.  NO MATERIAL ADVERSE CHANGE.  There shall not have occurred any
           --------------------------
event that would have a Material Adverse Effect from the date of this Agreement to the Closing.

     8.7.  OPINION OF COUNSEL.  Buyer shall have received from Seller the
           ------------------
opinion of Wilson Sonsini Goodrich & Rosati, counsel to Seller, in a form reasonably satisfactory to Buyer.

     8.8.  ANCILLARY AGREEMENTS.  To the extent the Seller is required as a
           --------------------
signatory, each of the Ancillary Agreements shall have been duly and validly executed and delivered by the parties thereto and such agreements shall remain in full force and effect as against the Seller.

                                  ARTICLE IX.

                      ACTIONS BY PARTIES AFTER THE CLOSING
                      ------------------------------------

     9.1.  BOOKS AND RECORDS.  From and after the Closing, each party agrees
           -----------------
that it will cooperate with and make available to the other party and its Representatives, subject to Section 10.11, during normal business hours upon prior written request specifying the need therefor, all Books and Records, information and employees (without substantial disruption of employment) relating to the Assets retained and remaining in existence after the Closing which are reasonably necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

     9.2.  [*]

     9.3.  INDEMNIFICATION.
           ---------------

          (a) BY SELLER.  From and after the Effective Time and subject to the
              ---------
limitations set forth below, Seller shall indemnify, save and hold harmless Buyer and its Affiliates, and their respective Representatives, from and against and in any respect of any and all Damages caused by, arising out of, asserted against, resulting from or incurred or suffered by Buyer or any of its Affiliates or Representatives in connection with, directly or indirectly, (i) any misrepresentation or breach of any representation or warranty by Seller in or pursuant to this Agreement or any Ancillary Agreement to which Seller is a party, (ii) the non-fulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement or any Ancillary Agreement to which Seller is a party, (iii) the Excluded Liabilities, (iv) the Excluded Assets, (v) any allegation or claim relating to the use, sale, licensing or development of the Intellectual Property or Finished Goods (except for any such allegation or claim resulting from any changes, modifications and/or improvements thereto made other than by or for Seller), whether such allegation or claim relates to a Finished Good or

[*]  =  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED TO THE OMITTED PORTIONS.

Intellectual Property on a stand-alone basis or in combination with other components or intellectual property, including, but not limited to, claims of breach or threat of breach of a third party's trade secrets or violation of a third party's copyrights, or claims based on a failure by Seller to disclose an intellectual property risk or other exception to Seller's representations and warranties known to Seller, (vi) claims of fraud, or (vii) any liability arising out of the pending or threatened claims set forth in Section 4.5 of Seller's Disclosure Schedule.

          (b) BY BUYER.  From and after the Effective Time and subject to the
              --------
limitations set forth below, Buyer shall indemnify and save and hold harmless Seller and its Affiliates, and their respective Representatives, from and against and in any respect of any and all Damages caused by, arising out of, asserted against, resulting from or incurred or suffered by Seller or any of its Affiliates or Representatives in connection with, directly or indirectly, (i) any misrepresentation or breach of any representation or warranty by Buyer in this Agreement or any Ancillary Agreement to which Buyer is a party, (ii) the non-fulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement or any Ancillary Agreement to which Buyer is a party, (iii) any of the Assumed Liabilities and (iv) except for intellectual property claims to which Buyer is entitled to indemnification, the ownership or use of the Assets from and after the Effective Time to the extent such Damages arise out of transactions, events or inaction of Buyer occurring on or after the Effective Time.

          (c)  NOTICE OF AND DEFENSE OF CLAIMS.
               -------------------------------

               (i) For the purpose of this Article IX, the term "Indemnifying
                                                                 ------------
Party" when used in connection with a particular Claim shall mean the party
-----
having an indemnification obligation pursuant to this Article IX, and the term "Indemnified Party" when used in connection with a particular Claim shall mean
 -----------------
the persons having the right to be indemnified pursuant to this Article IX. Each party agrees that as promptly as practical under the circumstances after it becomes aware of facts or circumstances giving rise to a claim by it for indemnification pursuant to this Article IX (a "Claim"), including the filing of
                                                -----
any lawsuit or enforcement action by any third party (a "Third Party Claim"),
                                                         -----------------
such party will provide notice thereof in writing (a "Claim Notice") to the
                                                      ------------
Indemnifying Party with respect to such Claim specifying in reasonable detail the nature and specific basis to the extent then known by the Indemnified Party for such Claim and, to the extent feasible, the estimated amount of Damages attributable thereto; provided, however, that the failure of any Indemnified
                      --------  -------
Party to give timely notice shall not affect its rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates Damage, including inability to assert rights, defenses or counterclaims, caused by such failure.

               (ii) With respect to Third Party Claims, after such notice the Indemnifying Party shall be entitled, if it so elects, to defend the Indemnified Party against the Third Party Claim with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing to the effect that the Indemnifying Party will indemnify the Indemnified Party from and against the Damages caused by the Third Party Claim and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of any lawsuit or action with respect to any such Third Party Claim and any appeal arising therefrom, including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such Third Party Claim controlled by the Indemnifying Party and any appeal arising therefrom; provided however, that the Indemnifying Party shall bear such cost if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. If the Indemnified Party joins in any such Third Party Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not
                      --------  -------
(y) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim or (z) be liable for any settlement of any such Third Party Claim without, in each instance, the Indemnified Party's express written consent, which shall not be unreasonably withheld.

               (iii) If the Indemnifying Party shall object to any Claim pursuant to this Agreement, the Indemnifying Party shall give written notice of such objection to the Indemnified Party within 30 days after the date the Claim Notice is given to the Indemnifying Party (the "Notice Date"). If the
                                                -----------
Indemnifying Party does not give notice of an objection within 30 days after the Notice Date, or shall have agreed within such 30 day period that such Claim should be paid, the Indemnifying Party shall promptly cause to be transferred to the Indemnified Party an amount equal to the Damages attributable to such Claim (or such lesser or greater amount agreed in writing by the Indemnified Party and the Indemnifying Party).

               (iv) In case the Indemnifying Party shall object in writing to any claim or claims by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnifying Party shall pay to the Indemnified Party such agreed upon amount. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may, by written notice to the other, invoke the dispute resolution procedures set forth in Section 9.4 hereof.

               (v) Payments by an Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution, which either party may have under statute or common law.

          (d) LIMITATION ON REPRESENTATIONS AND WARRANTIES.  The representations
              --------------------------------------------
and warranties of Seller contained in Article IV and the representations and warranties of Buyer contained in Article V shall survive the Closing and terminate three years after the Closing; provided, however, that the representations and warranties of Seller relating to Taxes shall survive until 30 days after the expiration of all applicable statutes of limitations. No action can be brought with respect to any breach of any representation or warranty on the part of either party under this Agreement, including under the provisions of Section 9.5(a) and 9.5(b), unless a Claim Notice specifying the breach of the representation and warranty forming the basis of such Claim has been delivered to the party alleged to have breached such representation and warranty prior to the termination date, if any, of such representation and warranty described above.

          (e) LIMITATION ON INDEMNIFICATION.  Notwithstanding any other
              -----------------------------
provision of this Agreement to the contrary, Buyer acknowledges and agrees that, with the exception of taxes, the maximum aggregate liability of Seller to Buyer or any of its Affiliates or Representatives, regardless of whether Buyer seeks indemnification pursuant to this Section 9.3, regardless of the form of action, whether in contract or tort, including negligence, and regardless of whether or not Seller is notified of the possibility of damages to Buyer or any other third party, shall not exceed: (a) $1,000,000 for any and all Damages under Section 9.3(a) arising out of or resulting from, directly or indirectly, claims that any of the Assets (including, without limitation, the Intellectual Property), or any future product of Buyer incorporating the Assets or any Finished Good, infringes a patent that was issued to a third party prior to the Effective Time; provided, however, that with respect to the Yukon Core Logic Seller shall have no liability for patent infringement to the extent that the Yukon Core Logic is not used in a manner recommended for use by Seller as is more fully described in Attachment D-2 to the Intellectual Property License Agreement; (b) $14,000,000 for any and all Damages under Section 9.3(a) arising out of or relating from, directly or indirectly, claims that any of the Assets (including, without limitation, the Intellectual Property), or any future product of Buyer incorporating the Assets or any Finished Good, infringes a copyright or trade secret of a third party; and (c) $1,000,000 for any and all Damages arising under Section 9.3(a)(i) other than Damages which are the subject to the limitations described in clauses (a), (b) and (c) of this sentence above or arising out of any breach of Sections 4.2, 4.3, 4.4 and 4.14 of this Agreement. In the cases of clauses (a), (b)or (c) of the preceding sentence of this subsection 9.3(c), the limitations on liability are conditioned upon there being an absence of actual fraud by Seller. Further, in either cases (a), (b),or (c) of this subsection 9.3(e), Buyer shall not receive any funds from Seller unless the aggregate obligation of Seller exceeds $200,000; provided, however, that if
                                                     --------  -------
the aggregate obligation of the Seller exceeds $200,000, Buyer shall be entitled to receive the entire aggregate obligation including the $200,000.

          (f) NO PERSONAL LIABILITY.  No individual Representative of any party
              ---------------------
shall be personally liable for any Damages under the provisions of this Section
9.3 or any other provision of this Agreement. Nothing herein shall relieve any party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

     9.4.  DISPUTE RESOLUTION PROCEDURES.  All disputes arising in connection
           -----------------------------
with this Agreement or the grounds for termination thereof shall be resolved as follows: The senior management of both parties shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within 30 days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within 30 days after the one-day mediation, either party may begin litigation proceedings. In the event of litigation, the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses.

     9.5  SUPPLY OF BACKEND SERVICES BY SELLER.  During the one (1) year
          ------------------------------------
period following the Closing, (i) Buyer shall purchase from Seller, and Seller shall provide to Buyer, no less than Seven Hundred Fifty Thousand Dollars (US$750,000) of Backend Services, and up to an additional Seven Hundred Fifty Thousand Dollars ($US750,000) of Backend Services to the extent so requested by Buyer in writing on or before January 31, 1998, and (ii) Seller shall make commercially reasonable efforts to meet any additional needs of Buyer for Backend Services, all in accordance with the rates and other terms and conditions set forth in Exhibit 9.5. Thereafter, Seller shall make commercially reasonable efforts to meet Buyer's needs for Backend Services for so long as Seller shall continue to own a business providing such Backend Services, at then-prevailing market rates. Notwithstanding anything in this Agreement to the contrary, in the event that Seller shall breach its support obligations for the one (1) year period following the Closing as set forth herein by either providing a higher priority to the provision of Backend Services to Seller or another third party than to providing such Backend Services to Buyer, or willfully failing to provide such Backend Services, then Seller shall be liable to Buyer for Buyer's actual contract damages for such breach, together with any consequential damages incurred by Buyer as a result of such breach. Seller's liability to Buyer pursuant to this Section 9.5 shall not in any event exceed the sum of Two Million Dollars (US$2,000,000) plus any attorneys' fees that may be awarded to Buyer pursuant to Section 9.4.

                                   ARTICLE X.

                                 MISCELLANEOUS
                                 -------------

     10.1.  TERMINATION.  This Agreement and the transactions contemplated
            -----------
hereby may be terminated or abandoned at any time prior to the Closing:

          (a) by the mutual written agreement of Buyer and Seller;

          (b) by written notice from either Buyer to Seller or from Seller to Buyer if the Closing shall not have occurred on or prior to the Outside Date;

          (c) by any party if a final nonappealable judgment has been entered against such party or any of its Affiliates restraining, prohibiting, or declaring illegal the consummation of this Agreement or the transactions contemplated hereby;

          (d)  by Buyer if there is:

               (i) a material breach of any representation or warranty set forth in Article IV or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, Buyer has notified Seller of the material breach, and the material breach has continued without cure for a period of 20 days after the notice of the material breach; or

               (ii) the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on the Closing (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (e)  by Seller if there is:

               (i) a material breach of any representation or warranty set forth in Article V or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, Seller has notified Buyer of the material breach, and the material breach has continued without cure for a period of 15 days after the notice of the material breach; or

               (ii) the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Notwithstanding the above, a party shall not be allowed to exercise any right of termination pursuant to this Section 10.1 if the event giving rise to the termination right shall be due to the failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth to be performed or observed by such party. If this Agreement is terminated as permitted under this Section 10.1, such termination shall be without liability of or to any party to this Agreement, or any Representative of such party; provided, however, if such termination shall
                                  --------  -------
result from the willful failure of any party to fulfill a condition to the performance of any other party or from a material and willful breach by any party of this Agreement, then such party shall be fully liable for any and all damages sustained or incurred by the other party or parties in connection with such failure or breach.

     10.2.  ASSIGNMENT.  Prior to the Effective Time, neither this Agreement
            ----------
nor any of the rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller or by Seller without the prior written consent of Buyer; provided, however, that Buyer shall have the right to assign
                  --------  -------
its rights under this Agreement, including the right to acquire the Assets and the Business, to any of its wholly owned Affiliates; provided, further, however,
                                                     --------  -------  -------
that any such assignment shall not relieve in any manner whatsoever Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     10.3.  NOTICES.  Unless otherwise provided herein, any notice, request,
            -------
instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

          If to Seller, addressed to:
               OPTi Inc.
               888 Tasman Drive
               Milpitas, CA 95035
               Attn.:  David Zacarias
               Fax:  (408) 486-8001

          With a copy to:
               Wilson Sonsini Goodrich & Rosati, a P.C.
               650 Page Mill Road
               Palo Alto, CA 94304
               Attn.:  John Fore
               Fax:  (650) 493-6811

          If to Buyer, addressed to:
               Creative Technology Ltd.
               31 International Business Park
               Creative Resource
               Singapore 609921
               Attn.:  Ng Keh Long and
               Attn:  Legal Department
               Fax:  011 65 895-4999

          With a copy to:
               Creative Labs, Inc.
               1901 McCarthy Boulevard
               Milpitas, CA 95035
               Attn.:  John Danforth, Vice President and General Counsel
               Fax:  (408) 428-6699

          With a further copy to:
               Morrison & Foerster LLP
               425 Market Street
               San Francisco, CA  94105
               Attn.:  John Campbell
               Fax:  (415) 268-7522

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

     10.4.  CHOICE OF LAW.  This Agreement shall be governed and
            -------------
construed in accordance with the laws of the State of California without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, the parties mutually consent to the exclusive jurisdiction of the courts of the State of California and the federal district court, Northern District of California, and agree that any and all process directed to any of them in any such litigation may be served outside the State of California with the same force and effect as if service had been made within the State of California.
The parties further agree that venue for litigation arising under this Agreement or from the transactions contemplated hereby shall be exclusively in the Northern District of California or its counterpart state court.

     10.5.  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.  This Agreement,
            ----------------------------------------
together with all exhibits and schedules hereto, and that certain Mutual Confidentiality and Non-Disclosure

Agreement dated March 4, 1997 (the "Non-Disclosure Agreement") between Seller
                                    ------------------------
and Buyer constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.6.  MULTIPLE COUNTERPARTS.  This Agreement may be executed in one or
            ---------------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be considered originals.

     10.7.  EXPENSES.  Except as otherwise specified in this
            --------
Agreement, each party hereto shall pay its own legal, accounting, investment banking and other professional services, and out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     10.8.  INVALIDITY.  In the event that any one or more of the
            ----------
provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such provision or provisions shall be judicially reformed consistent with the parties' intentions so as to be valid, legal and enforceable to the maximum extent possible and such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     10.9.  TITLES.  The titles, captions or headings of the
            ------
Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.10.  PUBLICITY.  Seller and Buyer agree to keep the terms
             ---------
of this Agreement and the transactions contemplated by this Agreement strictly secret and confidential until such time as Seller and Buyer mutually agree that a public announcement shall be made; provided, however, that if in the written opinion of legal counsel for either Seller or Buyer, public disclosure of this Agreement or the terms of the transactions contemplated by this Agreement is required under the federal securities laws, the consent of the other party shall not be required, but the party proposing to make such a disclosure shall give the other party not less than 24 hours notice prior to such disclosure, and shall include any comments proposed by the other party, not to be unreasonably withheld. Seller and Buyer shall consult with each other and use all reasonable efforts to agree on the content and manner of any disclosure permitted or required under this

Section 10.10. The provisions of this Section 10.10 shall survive any termination of this Agreement.

     10.11.  CONFIDENTIAL INFORMATION.  This Agreement and its terms,
             ------------------------
including the Purchase Price, shall be deemed "confidential information" for purposes of the Non-Disclosure Agreement and treated accordingly. The Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

                                    OPTI INC.,
                                    a California corporation



                                    By:
                                       --------------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------

                                    CREATIVE TECHNOLOGY LTD.,
                                    a Singapore corporation



                                    By:
                                       --------------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------